Exhibit 10.13

PHANTOM UNIT AGREEMENT

(Corporate Executives)

This Phantom Unit Agreement (this “Agreement”) is made as of                  (the “Grant Date”) between Quintana Energy Services Inc., a Delaware corporation (the “Company”), and                          (the “Grantee”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in Exhibit A. Capitalized terms used in this Agreement but not otherwise defined herein or in Exhibit A shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

WHEREAS, the Company has adopted the Quintana Energy Services Inc. Amended and Restated Long-Term Incentive Plan (as amended from time to time, the “Plan”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and the Plan, the Company desires to grant to the Grantee on the terms and conditions set forth herein, and the Grantee desires to accept on such terms and conditions, the number of Phantom Units specified herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Grant of Phantom Units. The Company hereby grants                  Phantom Units to the Grantee, effective as of the Grant Date, subject to all of the terms and conditions set forth in the Plan and in this Agreement (the “Phantom Units”). To the extent vested, the Phantom Units represent, in the aggregate, the right to receive a corresponding number of shares of Stock or cash equal to the aggregate Fair Market Value thereof, as determined in accordance with Section 3. The Grantee acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Unless and until a Phantom Unit has become fully vested pursuant to this Agreement, and unless the Grantee satisfies the terms of Sections 5 and 6 herein, the Grantee will have no right to settlement or payment of such Phantom Unit. Prior to settlement of a fully vested Phantom Unit, each Phantom Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Phantom Units granted pursuant to this Agreement do not and shall not entitle the Grantee to any rights of a holder of Stock prior to the date, if any, on which Stock is issued or recorded in book entry form on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Grantee or any Person claiming under or through the Grantee.

2. Vesting and Forfeiture of the Phantom Units.

(a) Time Vesting.

(i) Except as otherwise provided in this Section 2, the Phantom Units granted hereunder will become time vested in accordance with the schedule set forth below so long as the Grantee continuously spends the majority of the Grantee’s business time providing services to the Company and its subsidiaries (collectively, the “Company Group”) from the Grant Date through each time vesting date set forth below.

Time Vesting Date	Portion of Phantom Units Granted Hereunder that Become Time Vested Phantom Units

(ii) Death or Disability. If the Grantee ceases to spend a majority of the Grantee’s business time providing services to the Company Group as a result of the Grantee’s death or Disability (as defined below), then all Phantom Units granted hereunder then held by the Grantee that have not previously become time vested will automatically become time vested upon such cessation.

(iii) Other Cessations. If the Grantee ceases to spend a majority of the Grantee’s business time providing services to the Company Group for any reason other than under circumstances described in Section 2(a)(ii), then, upon such cessation, all Phantom Units granted hereunder that have not previously become time vested (and all rights arising from such Phantom Units and from being a holder thereof) will terminate automatically without any further action by the Company or any other member of the Company Group and will be forfeited without further notice.

(iv) Change in Control. Upon the consummation of a Change in Control, all Phantom Units granted hereunder then held by the Grantee that have not previously become time vested will automatically become time vested as of the date of such Change in Control so long as the Grantee has continuously spent the majority of the Grantee’s business time providing services to the Company Group from the Grant Date through the date of the consummation of such Change in Control.

As used herein, the term “Time Vesting Date” means, with respect to a Phantom Unit granted hereunder, the date on which such Phantom Unit becomes time vested in accordance with this Section 2(a).

(b) Event Vesting. Upon the consummation of a Change in Control or Specified Transaction, all Phantom Units granted hereunder then held by the Grantee will automatically become event vested so long as the Grantee has continuously spent the majority of the Grantee’s business time providing services to the Company Group from the Grant Date through the date of the consummation of such Change in Control or Specified Transaction (as applicable, the “Event Vesting Date”).

(c) Notwithstanding anything in the Plan or this Agreement to the contrary, if a Change in Control or a Specified Transaction is not consummated on or before the seventh anniversary of the Grant Date (the “Threshold Date”), then, effective as of the Threshold Date, all Phantom Units granted hereunder (and all rights arising from such Phantom Units and from being a holder thereof) will terminate automatically without any further action by the Company or any other member of the Company Group and will be forfeited without further notice.

3. Settlement of Phantom Units. With respect to each Phantom Unit granted hereunder, as soon as administratively practicable following the later of the Time Vesting Date for such Phantom Unit or the Event Vesting Date for such Phantom Unit (the later of such dates, the “Full Vesting Date”), but in no event later than 60 days thereafter, subject to Section 3, the Grantee (or the Grantee’s permitted transferee, if applicable) shall be issued in full settlement of such Phantom Unit one share of Stock unless the Board, in its discretion, elects to pay the Grantee an amount of cash equal to the Fair Market Value of a share of Stock determined on the Full Vesting Date. To the extent Stock is issued hereunder, such Stock shall be delivered either by delivering one or more certificates for such Stock to the Grantee or by entering such Stock in book-entry form, as determined by the Board in its sole discretion. The value of any shares of Stock issued or cash paid hereunder shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

4. DERs. Each Phantom Unit subject to this Agreement is hereby granted in tandem with a corresponding DER, which shall remain outstanding from the Grant Date until the earlier of the settlement or forfeiture of the Phantom Unit to which it corresponds. The Company shall establish, with respect to each Phantom Unit, a separate DER bookkeeping account for such Phantom Unit (a “DER Account”), which shall be credited (without interest) on the applicable record dates for such distributions with an amount equal to the aggregate cash distribution that would have been paid to the Grantee if the Grantee were the record owner, as of the record date for such distribution, of a number of shares of Stock equal to the number of Phantom Units granted hereunder. If any amounts are credited to a DER Account in respect of a Phantom Unit prior to the Full Vesting Date, (a) if such Phantom Unit subsequently becomes fully vested, then, upon the Full Vesting Date, (i) the DER (and the DER Account) with respect to such fully vested Phantom Unit shall also become fully vested and (ii) as soon as administratively practicable following the Full Vesting Date, but in no event later than 60 days thereafter, the Grantee shall be paid cash equal to the amount credited to the DER Account relating to such fully vested Phantom Unit and (b) if such Phantom Unit is subsequently forfeited, then, upon the forfeiture of such Phantom Unit, the DER (and the DER Account) with respect to such forfeited Phantom Unit shall also be forfeited. DERs shall not entitle the Grantee to any payments relating to distributions paid after the earlier to occur of the Phantom Unit settlement date or the forfeiture of the Phantom Unit underlying such DER.

5. Protection of Information.

(a) Disclosure to and Property of the Company Group. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by, or disclosed to, the Grantee, individually or in conjunction with others, during the period of the Grantee’s provision of services to any member of the Company Group (whether during business hours or otherwise and whether on a Company Group member’s premises or otherwise) that relate to the business or trade secrets of any member of the Company Group (including, without limitation, all such information relating to corporate opportunities, strategies, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) are and shall be the sole and exclusive property of the Company Group. On the date the Grantee ceases to provide services to any member of the Company Group and at any other time upon the request of any member of the Company Group, the Grantee shall surrender and deliver to the Company Group all documents (including all electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in the Grantee’s possession, custody and control and shall not retain any such document or other materials or copies thereof. Within 10 days of any such request, the Grantee shall certify to the Company Group in writing that all such documents and materials have been returned to the Company Group. Notwithstanding any provision of this Section 5(a) to the contrary, the term Confidential Information does not include (i) any information that, at the time of disclosure by a member of the Company Group, is available to the public other than as a result of any unauthorized act of the Grantee, or (ii) any information that becomes available to the Grantee on a non-confidential basis from a source other than the members of the Company Group or any of their respective directors, officers, employees, agents or advisors; provided, that such source is not known by the Grantee to be bound by a confidentiality agreement with, or other obligation of confidentiality to, a member of the Company Group regarding such information.

(b) Disclosure to the Grantee. The Grantee expressly acknowledges and agrees that the Grantee has obtained Confidential Information during the course of the Grantee’s provision of services to one or more members of the Company Group and the parties acknowledge and agree that the Grantee will be provided with additional Confidential Information in the course of the Grantee’s future provision of services to the Company Group.

(c) No Unauthorized Use or Disclosure. The Grantee agrees to preserve and protect the confidentiality of all Confidential Information. The Grantee agrees that the Grantee will not, at any time during the term of the Grantee’s service relationship with the Company Group or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of the Grantee’s responsibilities to the Company Group. The Grantee expressly acknowledges and agrees that the Grantee would inevitably violate the terms of this Section 5 if the Grantee breaches any of the provisions of Section 6 below. The Grantee shall use commercially reasonable efforts to cause all persons or entities to whom the Grantee discloses any Confidential Information to preserve and protect the confidentiality of such Confidential Information. The Grantee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law and the Grantee is making such disclosure, the Grantee shall provide the Company with prompt notice of such requirement (which such notice shall be received by the Company no later than 48 hours after the Grantee is informed of such requirement) prior to making any such disclosure, so that the Company may seek an appropriate protective order.

(d) Permitted Disclosures. Notwithstanding the foregoing, nothing herein will prevent the Grantee from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. Further, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

6. Non-Competition; Non-Solicitation.

(a) The Grantee and the Company agree to the non-competition and non-solicitation provisions of this Section 6 in order to protect the Confidential Information provided to the Grantee or developed by the Grantee for any member of the Company Group, and to protect the Company Group’s legitimate business interests (including the goodwill the Grantee has helped build, and that the Grantee will continue to help build, during the Grantee’s service relationship with the Company Group) and as an express incentive for the Company to provide the Grantee with Confidential Information and to enter into the Phantom Unit Agreement. For the avoidance of doubt, the Grantee expressly acknowledges and agrees that the award of the Phantom Units granted hereunder (x) further aligns the Grantee’s interests with the Company’s long-term business interests, (y) enhances the Company’s goodwill and (z) creates an additional incentive for the Grantee to build the Company’s goodwill, thus increasing the value of the Company’s interest that is worthy of protection through the non-solicitation provisions of this Section 6.

(b) Non-Competition Covenants.

(i) The Grantee covenants and agrees that during the Prohibited Period, the Grantee will not directly or indirectly (other than on behalf of a member of the Company Group) engage or carry on in the Business within the Restricted Area (or with responsibilities that relate to the Restricted Area) in any capacity in which the Grantee performs services or otherwise has duties that are the same as, or are similar to, those performed by the Grantee for any member of the Company Group.

(ii) Nothing in the foregoing Section 6(b)(i) will prevent the Grantee from owning an aggregate of not more than 1% of (i) the outstanding stock or other equity securities of any class of any corporation or other entity engaged in the Business, if such stock or equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, so long as neither the Grantee nor any of the Grantee’s Affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation or entity and is not involved in the management of such corporation or entity.

(c) Non-Solicitation Covenants. The Grantee covenants and agrees that during the Prohibited Period, the Grantee will not directly or indirectly (other than on behalf of a member of the Company Group): (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of any member of the Company Group; or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company Group any of the Company Group’s customers about which the Grantee obtained Confidential Information, with whom or which the Grantee had contact, or for whom or which the Grantee had responsibility on behalf of any member of the Company Group.

(d) Relief. The Grantee and the Company agree and acknowledge that the limitations as to time, geography, and scope of activity to be restrained as set forth in Section 6 are reasonable in all respects, not adverse to the public welfare, and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company Group, including the protection of its Confidential Information, trade secrets and goodwill. The Grantee and the Company also acknowledge that money damages would not be a sufficient remedy for any breach or threatened breach of this Section 6 or Section 5 above by the Grantee, and in the event of any such breach or threatened breach, the Company shall be entitled to enforce the provisions of this Section 6 or Section 5 above by causing the Grantee to immediately forfeit to the Company, without consideration, all Phantom Units that remain unvested and obtaining specific performance, injunctive relief and other equitable relief, without bond, as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 6 or Section 5 above, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Grantee and the Grantee’s agents.

(e) Reformation. The Grantee hereby represents to the Company that the Grantee has read and understands, and agrees to be bound by, the terms of this Section 6. It is the desire and intent of the parties that the provisions of this Section 6 be enforced to the fullest extent permitted under any applicable laws, whether now or hereafter in effect. The Company and the Grantee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 6 would cause irreparable injury to the Company Group. Nevertheless, if any of the aforesaid restrictions (or any portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the parties intend for the restrictions herein (and portions thereof) set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Grantee intend to make this provision enforceable under all applicable laws so that the entire non-competition and non-solicitation agreement of this Section 6 and this entire Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

7. Status of Stock. The Grantee understands that the Stock has not been registered under the Securities Act or any state securities law and that the Company does not intend to effect any such registration prior to a Company IPO. The Grantee agrees that any Stock issued under this Agreement in settlement of the Phantom Units are being acquired for investment without a view to distribution, within the meaning of the Securities Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of (a) an effective registration statement for the sale of such Stock under the Securities Act and applicable state securities laws or (b) if requested by the Company, the delivery by the Company to the Company of a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws is available. In addition to the terms and conditions provided herein, the Company may require that the Grantee make such covenants, agreements, and representations as the Board, in its sole discretion, deems advisable in order to comply with applicable laws, rules, regulations, or requirements. The Grantee also agrees that no Stock acquired under this Agreement will be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.

8. Transferability and Assignment. This Agreement and the Phantom Units and the DERs granted hereunder may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee (or any permitted transferee) other than by will or the laws of descent and distribution. Any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Group.

9. Tax Withholding. Upon any taxable event arising in connection with the Phantom Units or the DERs, the Company Group shall have the authority and the right to deduct or withhold, or to require the Grantee to remit to a member of the Company Group, an amount sufficient to satisfy all applicable federal, state and local taxes (based on the minimum statutory withholding rates) required by law to be withheld with respect to such event. In satisfaction of the foregoing requirement, unless otherwise determined by the Board, the Company or another member of the Company Group shall withhold from the amount of cash or Stock, as applicable, otherwise payable to the Grantee, an amount of cash or Stock, as applicable, equal to the aggregate amount of taxes required to be withheld with respect to such event, provided that the amount of such withholding shall not exceed the aggregate amount of taxes required to be withheld based on the greatest statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

10. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Stock or other property to the Grantee or the Grantee’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require the Grantee or the Grantee’s legal representative, heir, legatee or distributee to execute a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to fully vested Phantom Units or DERs.

11. General Provisions.

(a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Board shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Board with respect thereto and this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b) Tax Consultation. The Grantee acknowledges and agrees that neither the Board nor any member of the Company Group has made any warranty or representation to the Grantee with respect to the income tax consequences of the grant, full vesting or settlement of the Phantom Units or the DERs or the transactions contemplated by this Agreement, and the Grantee represents that the Grantee is in no manner relying on such entities or any of their respective directors, managers, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Grantee represents that the Grantee has consulted with any tax consultants that the Grantee deems advisable in connection with the Phantom Units and DERs.

(c) Successors. This Agreement shall be binding upon the Grantee, the Grantee’s legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

(d) No Liability for Good Faith Determinations. The Company Group, and the members of the Board, shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(e) Service Relationship. Nothing in the adoption of the Plan, nor the award of the Phantom Units thereunder pursuant to this Agreement, shall confer upon the Grantee the right to a continued service relationship with any member of the Company Group or any other entity for any particular period of time, or affect in any way the right of any member of the Company Group or any other entity to terminate such service relationship at any time. Unless otherwise provided in a written agreement or by applicable law, the Grantee’s service relationship with any member of the Company Group may be terminated at any time by either the Grantee or the Company or such other Company Group member for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such service relationship, and the cause of such termination, shall be determined by the Board or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(f) Agreement to Furnish Information. The Grantee agrees to furnish to the Company all information requested by the Company to enable each member of the Company Group to comply with any reporting or other requirement imposed upon such member of the Company Group under applicable law.

(g) Entire Agreement. This Agreement (including Exhibit A) constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Notwithstanding the foregoing, the parties expressly acknowledge and agree that this Agreement does not supersede or replace, but instead complements and is in addition to, all agreements and obligations that the Grantee has with or to any member of the Company Group (whether contained in a prior written agreement, at common law, by statute or otherwise) with regard to (i) confidentiality and the non-use, non-disclosure, return and protection of trade secrets, confidential and proprietary information and materials and Company Group property and (ii) non-competition, or non-solicitation of officers, employees or customers.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof.

(i) Amendments. The Board may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Grantee shall be effective only if it is in writing and signed by both the Grantee and an authorized officer of the Company.

(j) Clawback. The Grantee acknowledges that the Phantom Units granted and the Stock (if any) issued hereunder are subject to clawback as provided in Section 8(p) of the Plan.

(k) Lock-Up Agreement. If requested by the Company and, if applicable, any underwriter in connection with (i) a Company IPO or (ii) any transaction involving the Company Group, the Grantee agrees not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Stock or equity securities of the Company, as applicable, held by the Grantee or her for such period, which for a public offering shall not to exceed 180 days following the effective date of the relevant registration statement filed under the Securities Act in connection with such public offering, as the Company and any underwriter shall specify reasonably and in good faith. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period. Notwithstanding the foregoing, the 180-day period may be extended in the discretion of the Company for up to such number of additional days as is deemed necessary by such underwriter or the Company to continue coverage by research analysts in accordance with FINRA Rule 2711 or any successor or other applicable rule.

(l) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that any member of the Company Group may be required to deliver (including, without limitation, grant or award notifications and agreements and all other forms of communications) in connection with this and any other award made or offered by the Company under the Plan. Electronic delivery may be made via the electronic mail system of a member of the Company Group or by reference to a location on an intranet site to which the Grantee has access. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that the Grantee’s electronic signature is the same as, and shall have the same force and effect as, the Grantee’s manual signature.

(m) Third-Party Beneficiaries. Each member of the Company Group that is not a party to this Agreement shall be a third-party beneficiary of the Grantee’s representations and covenants under Sections 5 and 6 and shall be entitled to enforce such obligations as if a party hereto.

(n) Severability. Any provision of this Agreement (or part thereof) that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof (or parts hereof), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(p) Code Section 409A. None of the Phantom Units, DERs or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A. Nevertheless, to the extent that the Board determines that the Phantom Units or DERs may not be exempt from Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Board, at a time when the Grantee becomes eligible for settlement of the Phantom Units or DERs upon his “separation from service” within the meaning of Section 409A, then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death. Notwithstanding the foregoing, neither the Company nor any other member of the Company Group makes any representations that the payments provided under this Agreement are exempt from or compliant with Section 409A and in no event shall the Company or any other member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A.

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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the              day of                             , effective for all purposes as provided above.

QUINTANA ENERGY SERVICES INC.

By:
Name:
Title:

GRANTEE

SIGNATURE PAGE TO

PHANTOM UNIT AGREEMENT

EXHIBIT A

CERTAIN DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Business” means the business in which the Company Group is engaged and for which the Grantee has responsibility during the period of time that the Grantee is providing services to a member of the Company Group, which business includes, without limitation, the business of comprehensive oilfield services, including directional drilling, pressure control, pressure pumping and wireline.

“Change in Control” means the consummation of any transaction (or series of transactions within a 12-month period) in which, immediately following the consummation of such transaction or transactions, (a) either (i) a Person that is not part of the Quintana Group and is not a member of Archer Holdco LLC, Robertson QES Investment LLC or Geveran Investments Ltd. (as determined immediately prior to such transaction or transactions) beneficially owns (as determined pursuant to Rule 13d-3 of the Exchange Act) a majority in voting power of Stock (or other equity interests in the Company) outstanding immediately prior to such transaction or transactions, or (ii) both (1) the members of the Quintana Group, Archer Holdco LLC, Robertson QES Investment LLC and Geveran Investments Ltd., collectively, cease to collectively own a majority in voting power of Stock (or other equity interests in the Company) outstanding immediately prior to such transaction or transactions and cease to have the power to elect a majority of the directors of the Company (or other Persons serving in a similar capacity or otherwise authorized to direct the policies and management of the Company), and (2) Persons that are not part of the Quintana Group and are not members of Archer Holdco LLC, Robertson QES Investment LLC or Geveran Investments Ltd. (as determined immediately prior to the consummation of such transaction or transactions), but constituting not less than two separate beneficial owners (as determined pursuant to Rule 13d-3 of the Exchange Act) collectively own a majority in voting power of Stock (or other equity interests in the Company) outstanding immediately prior to the consummation of such transaction or transactions; or (b) that constitutes the sale or disposition of assets of the Company Group having a gross Fair Market Value of 50% or more of the total gross Fair Market Value of all of the consolidated assets of the Company Group (other than such a sale or disposition immediately after which such assets are owned directly or indirectly by the owners of the Company in substantially the same proportions as their ownership of Stock immediately prior to such sale or disposition).

“Disability” means the Grantee’s inability to perform the Grantee’s duties to the Company Group (after accounting for reasonable accommodation, if applicable) due to any medically determinable physical or mental impairment that is expected to last for a period of 12 months or longer or to result in death.

“Eligible Investor” means an investor other than Archer Holdco LLC, Robertson QES Investment LLC or Geveran Investments Ltd. who, as of a given date, owns 10% or more of the voting power of the equity interests in the Company.

EXHIBIT A-1

“Prohibited Period” means the period in which the Grantee is providing services to a member of the Company Group and continuing through the date that is 12 months after the date that the Grantee is no longer providing services to any member of the Company Group,

“Quintana Group” means Quintana Energy Partners, L.P., Consolidated TE Blocker, Inc., Consolidated FI Blocker, Inc., Directional TE Blocker, Inc. and Directional FI Blocker, Inc. and any entity directly or indirectly affiliated with such entities, including subsidiaries of such entities directly or indirectly controlling or controlled by any of the foregoing, or such entities, and investment vehicles to which investment management services are provided, other than the Company and its subsidiaries.

“Restricted Area” means the States of Kansas, New Mexico, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming.

“Reverse Merger” means any transaction or event that is not a Change in Control and the result of which is that Stock is (or is converted into equity securities of another issuer that is) listed for trading on a national securities exchange registered under section 6(a) of the Exchange Act.

“Specified Transaction” means (a) a Company IPO; (b) a Reverse Merger; or (c) a Sponsor Consolidation.

“Sponsor Consolidation” means the consummation of any transaction (or series of transactions within a 12-month period) in which, immediately following the consummation of such transaction or transactions, either (a) (i) Archer Holdco LLC, its Affiliates or its members, (ii) Robertson QES Investment LLC, its Affiliates or its members, (iii) Geveran Investments Ltd., its affiliates or its members or (iv) an Eligible Investor, its Affiliates or its owners, in each case, acquire 75% or more of the voting power of Stock (or other equity interests in the Company) outstanding immediately prior to the consummation of such transaction or transactions or (b) (i) Archer Holdco LLC and Robertson QES Investment LLC, their respective Affiliates or their respective members, acting as a group, (ii) Archer Holdco and Geveran Investments Ltd., their respective Affiliates or their respective members, acting as a group, (iii) Robertson QES Investment LLC and Geveran Investments Ltd., their respective Affiliates or their respective members, acting as a group, (iv) Archer Holdco LLC, Robertson QES Investment LLC and Geveran Investments Ltd., their respective Affiliates or their respective members, acting as a group, (v) Archer Holdco LLC and an Eligible Investor, their respective Affiliates or their respective owners, acting as a group, (vi) Robertson QES Investment LLC and an Eligible Investor, their respective Affiliates or their respective owners, acting as a group, (vii) Geveran Investments Ltd. and an Eligible Investor, their respective Affiliates or their respective owners, acting as a group or (viii) two or more Eligible Investors, their respective Affiliates or owners, acting as a group, in each case, acquire 75% or more of Stock (or other equity interests in the Company) outstanding immediately prior to the consummation of such transaction or transactions. Notwithstanding the foregoing, any transaction in which Archer Holdco LLC acquires a majority of the voting power of the equity interests in Geveran Investments Ltd. shall not be treated as a Sponsor Consolidation for purposes of this Agreement.

Exhibit A-2